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                                           FILED PURSUANT TO RULE 424(B)(3)
                                           REGISTRATION STATEMENT NO. 333-114344


                                 AMDOCS LIMITED
                                  $450,000,000
                     0.50% CONVERTIBLE SENIOR NOTES DUE 2024
      10,435,995 ORDINARY SHARES ISSUABLE UPON THE CONVERSION OF THE NOTES

              PROSPECTUS SUPPLEMENT NO. 1 DATED MARCH 23, 2006
                    TO THE PROSPECTUS DATED OCTOBER 31, 2005

This prospectus supplement relates to an aggregate principal amount of $450 million of 0.50% Convertible Senior Notes due 2024 and the 10,435,995 ordinary shares issuable upon conversion of the notes.

This prospectus supplement should be read in conjunction with and may not be delivered or utilized without our prospectus dated October 31, 2005, including any amendments or supplements thereto. The terms of the notes are set forth in the prospectus. The notes are not listed on any securities exchange. The notes are designated for trading in the PORTAL market. Our ordinary shares are traded on the New York Stock Exchange under the symbol "DOX."

                              ---------------------

SEE "RISK FACTORS" BEGINNING ON PAGE 8 OF THE PROSPECTUS TO READ ABOUT FACTORS YOU SHOULD CONSIDER BEFORE INVESTING IN THE NOTES OR OUR ORDINARY SHARES.

                             ---------------------

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



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The following table sets forth, to our knowledge, certain information regarding the selling securityholders based upon information provided by or on behalf of the selling securityholders in a questionnaire and is as of the date specified by the securityholders in those questionnaires. The percentages set forth below are based on 204,029,276 of our ordinary shares outstanding as of March 21, 2006. The information set forth in the table supplements or supersedes, with respect to the securityholders listed below, the information in the table appearing under the heading "Selling Securityholders" beginning on page 49 of the prospectus dated October 31, 2005.

The selling securityholders may offer all, some or none of the notes or ordinary shares issuable upon conversion of the notes. Thus, we cannot estimate the amount of the notes or the ordinary shares issuable upon conversion of the notes that will be held by the selling securityholders upon termination of any sales. The column showing ownership after completion of the offering assumes that the selling securityholders will sell all of the securities offered by this prospectus. In addition, the selling securityholders identified below may have sold, transferred or otherwise disposed of all or a portion of their notes since the date on which they provided the information about their notes in transactions exempt from the registration requirements of the Securities Act of 1933, as amended.

The information contained under the column "Ordinary Shares Beneficially Owned Upon Conversion of the Notes" represents ordinary shares issuable upon conversion of the principal amount of notes listed and assumes conversion of the full amount of the notes at the initial conversion rate of 23.1911 shares per each $1,000 principal of the notes. However, the maximum conversion rate is subject to adjustment as described under "Description of Notes - Conversion of Notes - Conversion Rate Adjustments." As a result, the amount of ordinary shares issuable upon conversion of the notes may increase or decrease in the future.

Except as indicated below, none of the selling securityholders has had any material relationship with us or our affiliates within the past three years. This table assumes that other holders of notes or any future transferees from any such holder do not beneficially own any ordinary shares other than ordinary shares issuable upon conversion of the notes.






                                                                    ORDINARY SHARES
                                                  PRINCIPAL        BENEFICIALLY OWNED     PRINCIPAL      ORDINARY SHARES
                                                AMOUNT OF NOTES      UPON CONVERSION   AMOUNT OF NOTES  BENEFICIALLY OWNED
                                               BENEFICIALLY OWNED    OF THE NOTES         BENEFICIALLY   AFTER OFFERING
                                                   THAT MAY        --------------------   OWNED AFTER  ------------------
        NAME OF SELLING SECURITYHOLDER            BE SOLD ($)      NUMBER    PERCENTAGE   OFFERING     NUMBER  PERCENTAGE
        ------------------------------            -----------      ------    ----------   --------     ------  ----------
KBC Financial Products USA, Inc.(2)..........       500,000        11,595         *          0            0         *
    140 East 45th Street
    2 Grand Central Tower, 33rd Floor
    New York, NY 10017



* Less than one percent.
(1) The selling securityholder is an affiliate of a registered broker-dealer and has informed us that it acquired the notes in the ordinary course of business, and at the time of the acquisition of the notes had no agreements, understandings or arrangements with any other persons, either directly or indirectly, to distribute the notes.

(2) The selling securityholder is a registered broker-dealer and an "underwriter" within the meaning of the Securities Act.


          The date of this prospectus supplement is March 23, 2006